
                            SIMPSON MANUFACTURING CO., INC. AND SUBSIDIARIES
                                COMPUTATION OF EARNINGS PER COMMON SHARE
                                              (UNAUDITED)

                                               EXHIBIT 11
                                               ----------

                                       BASIC EARNINGS PER SHARE

                                              Three Months Ended               Nine Months Ended
                                                 September 30,                   September 30,
                                         ----------------------------    ----------------------------
                                             2000            1999            2000            1999
                                         ------------    ------------    ------------    ------------
Weighted average number of common
shares outstanding                         12,048,205      11,968,123      12,037,015      11,777,481
                                         ============    ============    ============    ============

Net income                               $ 11,465,164    $ 11,116,527    $ 32,065,110    $ 28,837,686
                                         ============    ============    ============    ============

Basic net income per share               $       0.95    $       0.93    $       2.66    $       2.45
                                         ============    ============    ============    ============


                            SIMPSON MANUFACTURING CO., INC. AND SUBSIDIARIES
                                COMPUTATION OF EARNINGS PER COMMON SHARE
                                              (UNAUDITED)

                                               EXHIBIT 11
                                               ----------

                                       DILUTED EARNINGS PER SHARE

                                              Three Months Ended               Nine Months Ended
                                                 September 30,                   September 30,
                                         ----------------------------    ----------------------------
                                             2000            1999            2000            1999
                                         ------------    ------------    ------------    ------------
Weighted average number of common
shares outstanding                         12,048,205      11,968,123      12,037,015      11,777,481

Shares issuable pursuant to employee
stock option plans, less shares
assumed repurchased at the average
fair value during the period                  282,350         339,690         269,985         436,664

Shares issuable pursuant to the
independent director stock option
plan, less shares assumed repurchased
at the average fair value during the
period                                          4,641           4,096           4,193           3,905
                                         ------------    ------------    ------------    ------------

Number of shares for computation of
diluted net income per share               12,335,196      12,311,909      12,311,193      12,218,050
                                         ============    ============    ============    ============


Net income                               $ 11,465,164    $ 11,116,527    $ 32,065,110    $ 28,837,686
                                         ============    ============    ============    ============

Diluted net income per share             $       0.93    $       0.90    $       2.60    $       2.36
                                         ============    ============    ============    ============
